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                              Mutual Savings Bank/
                           First Northern Savings Bank








                        MANAGEMENT INCENTIVE COMPENSATION
                                      PLAN









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                MUTUAL SAVINGS BANK / FIRST NORTHERN SAVINGS BANK

                  Management Incentive Compensation Plan (MIP)

     This document describes the annual Management Incentive Compensation Plan (the Plan) of Mutual Savings Bank / First Northern Savings Bank (the "Bank").

PURPOSE

     Incentive compensation is an essential element of total annual cash compensation. The Plan is designed to direct the efforts of those whose duties, responsibilities, and decisions have a significant impact on the achievement of the Bank's basic business objectives by initiating actions, rather than merely responding to external conditions. Specific objectives of the Plan are to:

     o    Contribute toward achieving short-term performance goals;

     o    Recognize and reward superior individual performance;

     o    Assure corporate financial gain before incentive payments are earned;

     o    Provide compensation which is competitive with the market place; and

     o    Restrict participation to key officers.

PLAN DESCRIPTION

     To meet the above objectives, the Plan provides incentive reward opportunities in return for outstanding performance. The Plan is a "look forward" plan which generates incentive funds based on actual operating results measured against predetermined performance goals.

     The Plan is integrally related to the Bank's salary program in that the incentive award opportunities are measured as a designated percent of each Participant's Base Salary. The combination of Base Salary and Target Incentive Award is designed to provide the Participant with total annual cash compensation that is consistent with each Participant's respective position and individual performance.

     Under the Plan, two factors determine the amount of incentive awards each Participant will receive: o The Bank's corporate performance measured against predetermined financial goals, and o Each Participant's individual performance measured against predetermined individual goals.


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PLAN ADMINISTRATION

     The Bank Mutual Corporation Compensation Committee (the Committee) has final authority for Plan provisions and has the responsibility for supervising the administration of the Plan.


ELIGIBILITY

     Eligible positions are those whose decisions have a material and direct impact on annual operating results. Eligibility for participation does not necessarily mean participation every year. Participants will be designated annually by the Committee. This designation will take place prior to the beginning of the Bank's fiscal year, except that if an officer is hired or promoted during the program year, it is up to the discretion of the Committee to determine if that person is included in the Plan and to what extent of the annual Base Salary.


SIZE OF AWARDS

     Target Incentive Awards should be consistent with the competitive labor market and should reflect the responsibility levels of the Participants. The Participants are grouped into tiers to reflect the various responsibility levels of the Participants, and a target incentive percentage of Base Salary is established for each tier. The incentive percentages for the responsibility tiers are shown below:

                          Incentive Award Opportunities
                               (As a % of Salary)

       Responsibility
            Tier              Threshold         Target           Maximum
       --------------         ---------         ------           -------

          Tier I                14.0%            20.0%            40.0%
         Tier II                12.6%            18.0%            36.0%
         Tier III               10.5%            15.0%            30.0%


     Target Incentive Awards represent incentive funds that will be earned for each position if the Bank and the Participant achieved the predetermined goals. Participants' base salaries are multiplied by their respective target incentive percentage to determine their target incentive award. Actual incentive awards may be higher or lower than target levels, depending on actual operating results compared to predetermined goals.


INCENTIVE MIX


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     A portion of each Participant's incentive opportunities is based on corporate performance and a portion of individual performance. The following table shows the distribution of awards based on corporate performance and awards based on individual performance. The higher the responsibility tier, the greater percentage of the award opportunity is based on corporate performance.

                              Performance Mix

           Tier                   Corporate                Individual
           ----                   ---------                ----------

             I                      100%                       ---
            II                       80%                       20%
            III                      80%                       20%

     The individual portion of the Target Incentive Award will be based on the measured performance of each Participant, based on the results of the goals performance appraisal process.

     Individual awards can be earned independently of the financial performance of the Bank. Therefore, individuals may receive incentive awards even if the Bank does not meet its goals. Individual incentive awards will only be paid for outstanding performance. Individual incentive awards will be recommended by the Chief Executive Officer (CEO) and approved by the Committee.


INCENTIVE POOL

     The size of the incentive pool will be based on the Bank's operating success relative to goal. The Plan requires establishing annual performance goals and measures actual operating results relative to the established goals to generate the incentive awards.

     Goal Setting

     Annual performance goals will be established at the beginning of each year. The CEO will make such recommendations to the Committee for subsequent approval. If mutually agreed upon performance goals cannot be reached, the Committee has final authority to set the performance goals. The performance criteria will be communicated in Appendix A to the Plan for that year.


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     Incentive Matrix

     Each year, an incentive compensation matrix is prepared that relates the performance criteria to the factor applied to the Target Incentive Award (the Factor). In the matrix, the performance criteria are expressed as a percentage of the predetermined performance goals.

     At the beginning of each year, the CEO will recommend an incentive compensation matrix to the Committee for their approval. The matrix approved by the Committee shall become Appendix A to the Plan for that year.

     Performance Threshold

     To protect ownership interests, there will be a threshold performance level below which no Corporate Incentive Awards will be earned. If actual operating results do not meet the minimum levels on the matrix, no Corporate Incentive Awards will be funded, but Individual Awards can still be earned by Participants if the Bank earned profits. If there are no profits, however, no individual Incentive Awards can be earned.

     Maximum

     The maximum incentive award that can be funded shall be no more than two times the Target Incentive Award to protect against windfall profits and poor planning. The maximum Factor that may be used in the incentive matrix is two times.


CORPORATE INCENTIVES

     If the Bank achieves or exceeds the predetermined performance goals, the incentive pool is generated. The corporate portion of the incentive pool is automatically earned by Participants.


INDIVIDUAL INCENTIVES

     If an incentive pool is generated by Bank performance, the individual portion for each Participant is based on measured individual performance. The portion of incentive that is based on individual performance can be earned regardless of overall Bank performance. If the Bank failed to meet the threshold performance, individual incentive opportunities are still possible and would be


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measured as a percent of targeted individual portions.

     Individual incentive awards will be based on measured performance of each Participant, as reflected in the Bank's performance evaluation process. The CEO will recommend incentive awards based on individual performance, for Committee approval.


FORM AND TIMING

     Distribution of the earned Incentive awards shall be paid in cash to the Participants in one installment within thirty (30) days following the close of the Bank's fiscal year for which the incentive was computed. To the extent that it is not possible to compute the incentive within thirty (30) days following the close of the Bank's fiscal year, an estimated payment may be made with proper adjustment as soon as practical.

     In the case of death of a Participant, between the end of the fiscal year and the following 30 days, the total incentive earned shall be paid to the beneficiary designated in writing by the Participant. In case of a failure of the Participant to designate a beneficiary, payment will be made to the Participant's estate.


TERMINATION

     Upon voluntary termination or involuntary termination during the year, all accrued benefits of the Participant are lost. In the case of retirement, death, or permanent disability during the Plan year, incentive awards will be paid at the end of the year, on a pro-rata basis.

     If the Participant takes a leave of absence during the year, they will not accrue any benefits for the time they are absent (adjusted to the nearest half-month).


AMENDMENT

     The Committee can change, amend, or terminate the Plan at any time, except that no such action will adversely affect any accrued incentive awards that are earned up until the time of the amendment.


NO EMPLOYMENT AGREEMENT INTENDED


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     This Agreement does not confer upon Participants any right to continuation of employment in any capacity by the Bank and does not constitute an employment agreement of any kind.


DEFINITIONS

     1. Average Assets shall mean the monthly average of assets for the calendar year.

     2. Base Salary shall mean the total W-2 cash wages (excluding any awards paid under the Plan for the prior year) earned by each Participant during the calendar year of the Plan.

     3. Corporate Incentive Award shall mean the amount that is actually accrued for and paid to each Participant based on the Bank's performance.

     4. Individual Incentive Award shall mean the amount that is actually accrued for and paid to each Participant based on each Participant's individual performance.

     5. Return on Assets shall mean net income after taxes, before dividends, for the year, divided by average assets.

     6. Target Incentive Award shall mean the amount that would be earned if the Bank and the individual achieved predetermined performance goals.


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